Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x 1107

QMed, Inc. Reports Third Quarter Results

Eatontown, New Jersey, October 8, 2007 – QMed, Inc. (NASDAQ Symbol: QMED) today announced financial results for the third quarter ending August 31, 2007. Revenue for the three-month period increased to $10,781,247 compared to $2,202,270 in the prior year’s quarter. This revenue includes amounts for the disease management segment of $846,860 and $1,763,429 for the three months ended August 31, 2007 and 2006, respectively. On a sequential basis revenue increased 14.1% from 2007’s second quarter. Net loss for the quarter increased to $(9,201,399) or $(0.54) per share on a diluted basis, compared to net loss of $(3,317,401) or $(0.20) per share on a diluted basis, for the same period a year ago. The Company’s cash position as of August 31, 2007 was approximately $6.4 million, net of statutory reserves.

Revenue for the nine-month period ended August 31, 2007 increased to $26,574,368 from $7,306,588 in the same period a year ago. Net  loss for the nine months was $(13,068,372) or $(0.77) per share on a diluted basis, compared to net loss of $(8,924,946) or $(0.53) per share on a diluted basis, for the same period a year ago.

South Dakota SNPs member months totaled 18,450 producing $20.5 million in revenue or $1,113 Per Member Per Month (PMPM). Member months in the New Jersey SNP totaled 1,269 producing $2.2 million in revenue or $1,758 PMPM. As reported in our September 27, 2007 press release, the medical expense ratio (MER) results from a spike in the payment of medical claims related to services from prior months paid in July and August, so that we have reported an increase in our incurred but not reported or paid (IBNP) claims liability. This IBNP estimate will represent approximately 30% of total medical expenses for the nine months ended August 31, 2007 resulting in a MER of approximately 114%. Given our limited claims history, the implications of these payments on our MER cannot be determined with certainty until we achieve a higher claims completion rate.

Jane Murray, QMed president and CEO said, “We believe that medical expenses will moderate over time as:

•	Medicare premium payments rise based upon data submitted through our proprietary technology
•	Members are in our programs longer, so that our interventions gain traction.”

“We have seen both phenomena. We received an increase in 2007 for members who joined in 2006. In addition, we have observed in both Medicare demonstrations and in managing Medicare members for other health plan customers, that length of time in the program (LOTIP) correlates with increasingly positive health and financial outcomes.”

“We continue to experience strong sequential quarterly growth and obviously expect it to continue. The third quarter’s revenue increase is the result of continued strong enrollment in our Medicare Advantage Special Needs Plans  in South  Dakota  coupled with  more modest growth  in New  Jersey. In September  we experienced

10/8/07 – Page 2 of 5

similar trends, as we added another 149 in our chronic SNP in South Dakota, 33 members in New Jersey and 46 in the South Dakota SNP for Duals.”

“We enter the 2008 marketing season with strong momentum. As of the end of the third quarter, our revenue run rate was $44,000,000. In addition, we will offer five SNPs in 2008. These include an SNP for those dually eligible for Medicare and Medicaid in South Dakota, as well as a SNP for diabetes and a SNP for cardiovascular disease and stroke in both New Jersey and South Dakota. As we have stated previously, these offerings have the effect of increasing the number of those eligible for our chronic SNPs by nearly 80% in both New Jersey and South Dakota. These two facts, run rate and major expansion of our pool of potential enrollees, combined with increasing confidence among selling agents, providers and our own members, provide a basis for our guidance of $88-$95 million,” she concluded.

The Company will hold its quarterly conference call on Monday October 8, at 5:00pm Eastern time. Investors will have the opportunity to listen to the conference call by dialing 877-356-9649, conference ID: 18623908 at least 5 minutes prior. A replay will be available two hours after the call’s completion for 30 days by dialing 800-642-1687, and using the same ID code, and the replay will also be available on the Company’s Web site at

www.qmedinc.com.

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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10/8/07 – Page 3 of 4

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2007	November 30, 2006
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,411,562	$3,039,695
Investments	4,011,933	10,867,815
Accounts receivable, net of allowances of $49,910 and $59,505, respectively	2,627,358	2,005,485
Inventory, net of reserve	13,278	36,631
Prepaid commissions	457,045	-
Prepaid expenses and other current assets	510,435	301,282
	10,031,611	16,250,908

Restricted cash and cash equivalents, non-current	2,975,081	705,881
Property and equipment, net of accumulated depreciation	762,453	989,329
Product software development costs, net	1,970,885	2,104,788
Acquired intangibles, net	462,675	587,027
Other assets	142,513	149,202
Investment in joint ventures	19,050	23,703
	$16,364,268	$20,810,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,410,285	$2,827,223
Medical claims payable	7,570,729	364,830
Leases payable, current portion	20,142	65,881
Accrued salaries and commissions	558,796	446,740
Fees reimbursable to health plans	7,825	47,005
Contract billings in excess of revenue	1,564,667	1,396,423
Deferred revenue	528,960	16,583
	12,661,404	5,164,685

Leases payable – long term	-	11,645
Accrued severance payable, long term	313,589	619,643
	12,974,993	5,795,973

Commitments and Contingencies
Stockholders’ equity Common stock $.001 par value; 40,000,000 shares authorized; 17,013,056 and 16,858,539 shares issued and 16,991,056 and 16,836,539 outstanding, respectively	17,013	16,859
Paid-in capital	54,885,049	53,433,095
Accumulated deficit	(51,423,068)	(38,354,696)
Accumulated other comprehensive loss Unrealized loss on securities available for sale	(14,094)	(4,768)
	3,464,900	15,090,490

Less treasury stock at cost, 22,000 common shares	(75,625)	(75,625)
Total stockholders’ equity	3,389,275	15,014,865
	$16,364,268	$20,810,838

10/8/07 – Page 5 of 5

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended August 31, 2007	For the Three Months Ended August 31, 2006	For the Nine Months Ended August 31, 2007	For the Nine Months Ended August 31, 2006

Revenue	$10,781,247	$2,202,270	$26,574,368	$7,306,588

Cost of revenue	15,430,886	1,371,709	28,741,667	4,951,164

Gross (loss) margin	(4,649,639)	830,561	(2,167,299)	2,355,424

Selling, general and administrative expenses	4,079,495	4,025,951	12,125,123	11,099,815
Research and development expenses	604,031	298,836	1,553,086	1,180,866

Loss from operations	(9,333,165)	(3,494,226)	(15,845,508)	(9,925,257)

Interest expense	(5,903)	(4,337)	(20,844)	(15,146)
Interest income	137,307	201,833	458,682	577,152
Loss in operations of joint ventures	-	(18,927)	(24,973)	(57,365)
Other income	-	-	2,375,400	450,000
Loss before income tax provision	(9,201,761)	(3,315,657)	(13,057,243)	(8,970,616)

Benefit (provision) for income taxes	362	(1,744)	(11,129)	45,670

Net loss	$(9,201,399)	$(3,317,401)	$(13,068,372)	$(8,924,946)

Basic and diluted loss per share
Weighted average shares outstanding	16,989,180	16,823,885	16,953,750	16,804,457
Basic and diluted loss per share	$(.54)	$(.20)	$(.77)	$(.53)